                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                --------------

                                  FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                --------------

         Date of Report (Date of earliest event reported) July 20, 1994

                           A.  L. Laboratories, Inc.
- - --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)
Delaware                             I-8593                 22-2095212
- - ------------------------        ----------------        -------------------
                                  (Commission              (IRS Employer
(State or other                   File Number)            Identification
 jurisdiction                                                  No.)
of incorporation)

- - -------------------------------------------------------------------------------
               One Executive Drive, Fort Lee, New Jersey  07024
- - --------------------------------------------------------------------------------
             (Address of principal executive offices)   (ZipCode)
       Registrant's telephone number, including area code (201) 947-7774
                                                          --------------
                                Not Applicable
- - --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

     On July 21, 1994, A.L. Laboratories, Inc. (the "Company") issued two press releases announcing that it had acquired Wade Jones Company, Inc., a Texas corporation ("Wade Jones"), a distributor of poultry animal health products that is also actively involved in the development, manufacture and sale of its own line of products including animal health pharmaceuticals and feed additives.
The Company consummated the acquisition of Wade Jones by acquiring all of the outstanding capital stock of Mikjan Corporation, an Arkansas corporation ("Mikjan"), which is the parent of Wade Jones. The Mikjan capital stock was acquired from Mick Wagner, Jan Powell and certain charitable trusts established by Mr. Wagner and Mr. Powell. Prior to the acquisition, Wade Jones acted as a distributor of the Company's poultry animal health products. The Company intends to continue to operate Wade Jones as a stand-alone business maintaining its historic operations while expanding the scope of such operations.

     The Company paid aggregate consideration of $8,219,440 as the initial purchase price for the Mikjan capital stock, subject to a potential purchase price adjustment for which certain amounts were retained by the Company. The Company will pay additional consideration specified in the Stock Purchase Agreement (defined below) in the event that regulatory approval is obtained permitting the marketing of certain development stage products and in the event that such products are successfully marketed by Wade Jones. The Company obtained funds for the acquisition from a lender through a line of credit. The identity of such lender has been filed separately with the Securities and Exchange Commission (the "Commission").


ITEM 5.  OTHER EVENTS.

     As announced in its press release dated May 17, 1994, the Company entered into an agreement (the "Restructuring Agreement") with Apothekernes Laboratorium A.S, the beneficial owner of 100% of the Company's Class B Common Stock ("A. L. Oslo"), on May 16, 1994 to combine the pharmaceutical, animal health, bulk antibiotic and aquatic animal health businesses of A. L. Oslo (the "Related Norwegian Businesses") with the Company. The Restructuring Agreement was unanimously approved by the Board of Directors, following a recommendation by a Special Committee of the Board consisting of the Directors elected by the holders of the Company's Class A Common Stock (the "Class A Shares"). The transactions contemplated by the Restructuring Agreement (the "Transactions") will require approval of the shareholders of both corporations, including a majority of the outstanding Class A Shares, voting as a separate class. A proxy statement relating to approval of, among other things, the Restructuring Agreement and the Transactions is being contemporaneously filed with this Form 8-K/A and is being mailed to stockholders on August 22, 1994 (the "Proxy Statement"). The Proxy Statement includes detailed information regarding the Transactions and the Related Norwegian Businesses. In addition to shareholder approval, the Transactions are subject to a number of other conditions including the approval of Norwegian governmental authorities and acceptance of the Exchange Offer (as defined below) by holders of at least 90% of the shares of capital stock of A. L. Oslo.

     The consideration to be paid by the Company for the Related Norwegian Businesses consists of 170 million Norwegian kroner ("NOK") and warrants to purchase 3.6 million Class A Shares (the "Warrants"). The Warrants will have an exercise price equal to 140% of the average trading price over a specified period prior to closing. The cash portion of the purchase price has been adjusted from NOK 170 million to NOK 160 million as a result of a NOK 10 million dividend which was paid to A. L. Oslo shareholders in June 1994. Using the exchange rate at June 30, 1994, NOK 160 million equals approximately $23.1 million.

     Prior to the closing of the Transactions, A. L. Oslo will transfer the assets and liabilities of the Related Norwegian Businesses into a new company ("New A. L. Oslo") in a transaction called a demerger. A demerger in Norway is similar to a spin-off in the United States. Each holder of an A. L. Oslo share will be entitled to receive one share of capital stock of New A. L. Oslo for each A. L. Oslo share it holds. The Company will acquire the Related Norwegian Businesses through an offer (the "Exchange Offer") to acquire all shares of New
A. L. Oslo which the A. L. Oslo shareholders are entitled to receive in the demerger.

     The Company is required to account for the acquisition of all of the outstanding shares of New A. L. Oslo (the "RNB Acquisition") as a transfer and exchange between companies under common control. Accordingly, the assets and liabilities of New A. L. Oslo will be combined with the Company at historical cost in a manner similar to a pooling-of-interests; and the Company's historical financial statements will be restated to reflect the combined results of operations, assets, liabilities and net worth of the Company and of the Related Norwegian Businesses. The payment of the cash purchase price will be reflected as a reduction of combined equity when the transactions are consummated.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial Statements of Business Acquired.

           i)  Report of Independent Accountants (Page F-2)

          ii) Mikjan Corporation Consolidated Balance Sheets as of October 2, 1993 and October 2, 1992 (Page F-3).

         iii) Mikjan Corporation Consolidated Statements of Income and Retained Earnings (Accumulated Deficit) for the years ended October 2, 1993 and October 2, 1992 (Page F-5).

          iv) Mikjan Corporation Consolidated Statements of Cash Flows for the years ended October 2, 1993 and October 3, 1992 (Page F-6).

           v) Notes to the Mikjan Corporation Consolidated Financial Statements for the years ended October 2, 1993 and October 3, 1992 (Page F-
               7).

          vi) Mikjan Corporation Unaudited Consolidated Condensed Balance Sheet as of June 30, 1994 (Page F-15).

         vii) Mikjan Corporation Unaudited Consolidated Statement of Income for the three month period and nine month period ended June 30, 1994 (Page F-16).

         viii) Mikjan Corporation Unaudited Consolidated Condensed Statement of Cash Flows for the nine month period ended June 30, 1994 \ (Page F-17).

           ix) Notes to the Mikjan Unaudited Corporation Consolidated Condensed Financial Statements (Page F-18).

     (b)  Pro Forma Financial Information.

       i) Pro Forma Financial Information Reflecting the Acquisition of Mikjan:


          A) A.L. Laboratories, Inc. Proforma Combined Balance Sheet for the period ended June 30, 1994 (Page F-19).

          B) A.L. Laboratories, Inc. Proforma Combined Statement of Income for the year ended December 31, 1993 (Page F-20).

          C) A.L. Laboratories, Inc. Proforma Combined Statement of Income for the six months ended June 30, 1994 (Page F-21).

          D) Notes to A.L. Laboratories, Inc. Unaudited Proforma Condensed Combined Financial Statements (Page F-22).

      ii) Pro Forma Financial Information Reflecting the Acquisition of Mikjan and the Planned Acquisition of the Related Norwegian Businesses:

          A) Unaudited Proforma Condensed Combined Balance Sheet for the period ended June 30, 1994 (Page F-25).

          B) Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1993 (Page F-26).

          C) Unaudited Pro Forma Condensed Combined Statement of Income for the six months ended June 30, 1994 (Page F-27).

          D) Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Page F-28).

     (c)  Exhibits.

          2.1 Stock Purchase Agreement, dated as of July 20, 1994, by and among Mikjan Corporation, Wade Jones Company, Inc., Mick Wagner, Jan Powell, the Mick Wagner Charitable Remainder Unitrust, the Jan Powell Charitable Remainder Unitrust, A.L. Laboratories, Inc. and G.F. Reilly, Inc. (with respect to Section 9.12 thereof only)(the "Stock Purchase Agreement").*

          99.1  Press Release, dated July 21, 1994 (A.L. Laboratories, Inc.).*


          99.2 Press Release, dated July 21, 1994 (A.L. Laboratories, Inc. - Animal Health Division).*

- - ------
* Previously filed in the Company's Current Report on Form 8-K dated August 4, 1994.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              A. L. Laboratories, Inc.



                              By:   /s/ Jeffrey E. Smith
                                    ------------------------------
                                    Name:  Jeffrey E. Smith
                                    Title: Executive Vice President
                                           and Chief Financial Officer


Dated:    August 22, 1994

                               MIKJAN CORPORATION
                                    _______


           REPORT ON AUDITS OF THE CONSOLIDATED FINANCIAL STATEMENTS

            For the Years Ended October 2, 1993 and October 3, 1992

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Mikjan Corporation

     We have audited the accompanying consolidated balance sheets of Mikjan Corporation and subsidiary (the "Company") as of October 2, 1993 and October 3, 1992, the related consolidated statements of income and retained earnings (accumulated deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mikjan Corporation and subsidiary as of October 2, 1993 and October 3, 1992 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                           /s/ Coopers & Lybrand


Tulsa, Oklahoma
December 1, 1993

                               MIKJAN CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                   As of October 2, 1993 and October 3, 1992


                                         October 2,  October 3,
                ASSETS                      1993        1992
                ------                   ----------  ----------
Current assets:
 Cash and cash equivalents               $   86,597  $  138,124
 Accounts and notes receivable, less
  allowance for doubtful accounts of
  $23,345 and $24,500, respectively
    Trade                                 2,277,459   2,338,078
    Related party                            10,455     114,132
 Inventories                              3,144,127   2,942,472
 Prepaid and other                           17,217      90,847
 Income tax receivable                            -     185,171
 Future income tax benefits                 100,000     100,000
                                         ----------  ----------

 Total current assets                     5,635,855   5,908,824
                                         ----------  ----------
Property, plant and equipment:
 Land                                        55,689      55,689
 Buildings and leasehold improvements     1,217,369     938,137
 Machinery and equipment                    919,980     585,641
 Furniture and fixtures                     316,521     300,460
 Transportation equipment                   590,149     464,781
                                         ----------  ----------

                                          3,099,708   2,344,708
 Less accumulated depreciation and
  amortization                            1,193,769     916,426
                                         ----------  ----------

                                          1,905,939   1,428,282
                                         ----------  ----------
Other assets:
 Intangible assets, net                     530,897     933,813
 Future income tax benefits                 177,054     205,429
                                         ----------  ----------
                                            707,951   1,139,242
                                         ----------  ----------
Total assets                             $8,249,745  $8,476,348
                                         ==========  ==========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.


LIABILITIES AND STOCKHOLDERS' EQUITY     October 2,  October 3,
                                            1993        1992
                                         ----------  ----------
Current liabilities:

 Current maturities of long-term debt
  and other obligations                  $1,080,000  $  956,365
 Accounts payable                         2,652,822   3,250,826
 Accrued liabilities                        107,119     510,983
 Accrued income taxes                       418,094       -
                                         ----------  ----------

 Total current liabilities                4,258,035   4,718,174
                                         ----------  ----------

Long-term debt and other obligations      3,518,215   4,300,673


Commitments and contingencies (Notes 4,
  6, 7 and 9)

Stockholders' equity:

 Common stock, $1 par value, 2,000
  shares authorized, 500 shares issued
  and outstanding                               500         500
 Retained earnings (accumulated deficit)    472,995    (542,999)
                                         ----------  ----------

 Total stockholders' equity (deficit)       473,495    (542,499)
                                         ----------  ----------
Total liabilities and stockholders'
  equity                                 $8,249,745  $8,476,348
                                         ==========  ==========

                               MIKJAN CORPORATION

                     CONSOLIDATED STATEMENTS OF INCOME AND
                    RETAINED EARNINGS (ACCUMULATED DEFICIT)

            For the Years Ended October 2, 1993 and October 3, 1992

                                            October 2,    October 3,
                                               1993          1992
                                           -----------   -----------

Sales                                      $25,907,570   $30,102,783
Cost of sales                               21,762,205    26,748,337
                                           -----------   -----------

Gross profit                                 4,145,365     3,354,446

Selling, general and administrative          1,531,665     1,332,351
Depreciation and amortization                  761,200       716,673
                                           -----------   -----------

Operating income                             1,852,500     1,305,422
Interest expense                               297,235       451,814
Other (income) expense                         (49,301)       68,359
                                           -----------   -----------

Income before income taxes                   1,604,566       785,249

Income taxes                                   588,572       299,534
                                           -----------   -----------

Net income                                   1,015,994       485,715

Accumulated deficit                           (542,999)   (1,028,714)
                                           -----------   -----------

Retained earnings (accumulated deficit)    $   472,995   $  (542,999)
                                           ===========   ===========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                               MIKJAN CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the Years Ended October 2, 1993 and October 3, 1992



                                       October 2,  October 3,
                                          1993        1992
                                      -----------  ----------
Net income                             $1,015,994  $  485,715
Deferred income tax provision             213,546     107,174
Depreciation and amortization             853,648     813,595
Other                                       -           1,939
Changes in assets and liabilities:
 Accounts and notes receivable            164,296     565,167
 Inventories                             (201,655)   (365,354)
 Prepaid and other                         73,630    (265,108)
 Accounts payable                        (598,004)    151,755
 Accrued liabilities                       14,230    (395,700)
                                       ----------  ----------
Cash flows provided by operating
 activities                             1,535,685   1,099,183
                                       ----------  ----------

Cash flows provided by (used in)
 investing activities:
  Acquisition of property, plant
   and equipment                         (885,074)   (375,439)
  Retirement of property, plant
    and equipment                          49,133         700
                                       ----------  ----------

  Cash flows used in investing
   activities                            (835,941)   (374,739)
                                       ----------  ----------

Cash flows provided by (used in)
 financing activities:
  Proceeds from issuance of debt          844,469     477,029
  Payments on debt                     (1,595,740) (1,355,143)
                                       ----------  ----------

Cash flows provided by (used in)
 financing activities                    (751,271)   (878,114)
                                       ----------  ----------

Net decrease                              (51,527)   (153,670)

Cash and cash equivalents,
 beginning of year                        138,124     291,794
                                       ----------  ----------

Cash and cash equivalents,
 end of year                           $   86,597  $  138,124
                                       ==========  ==========

Cash paid during the year for:
 Interest                              $  297,235  $  354,892
                                       ==========  ==========

 Income taxes                          $   44,336  $  435,730
                                       ==========  ==========

Supplemental non-cash transactions:
  See Note 4 regarding assignment of the option to purchase the warehouse facility to a shareholder.


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the consolidated accounts of Mikjan Corporation and its wholly-owned subsidiary, Wade Jones Company, Inc. (the "Company"). All significant intercompany accounts and transactions have been eliminated.

    NATURE OF BUSINESS - The Company is a manufacturer and distributor of various feed additives, poultry medication and antibiotics for animals. The Company extends credit to customers throughout the United States who serve the poultry industry.

    CONCENTRATIONS OF CREDIT RISK - Assets which potentially subject the Company to a concentration of credit risk consist primarily of accounts receivable and cash in financial institutions in excess of the federal deposit insurance limits of $340,000 at October 2, 1993 and $377,000 at October 3, 1992. The Company generally does not require collateral from its customers.

    FISCAL YEAR - The Company's fiscal year ends on the Saturday closest to September 30.

    CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost which approximates market value. At October 2, 1993 and October 3, 1992, cash equivalents included repurchase agreements of $440,000 and $477,000, respectively.

    INVENTORY - Inventory is stated at the lower of cost, using the weighted average cost method, or market.

    PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using the straight-line method. As assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

    INCOME TAXES - Deferred income taxes, reflecting timing differences in recognizing income and expenses for tax and financial reporting purposes, relate principally to depreciation, deferred compensation and accrued liabilities.

    AMORTIZATION - A covenant not to compete was being amortized over five years and became fully amortized in 1993. A licensing agreement and the excess of purchase price over the net assets at the acquisition date of Wade Jones Company of Texas, Inc., is being amortized over a period of forty years. Amortization is computed using the straight-line method.

2.  INVENTORIES

          Inventories consist of the following:

                                                 October 2,        October 3,
                                                    1993              1992
                                                 ----------        ----------
          Raw materials                          $1,062,134        $  847,125
          Work in process                                 -           124,164
          Finished goods                          2,081,993         1,971,183
                                                 ----------        ----------
                                                 $3,144,127        $2,942,472
                                                 ==========        ==========


3.  LONG-TERM DEBT AND OTHER OBLIGATIONS

         Long-term debt and other obligations consist of the following:


                                                  October 2,       October 3,
                                                    1993              1992
                                                 ----------        ----------
         Note payable (A)                        $2,337,163        $2,712,500
         Other obligations (B)                    1,240,101         1,733,630
         Mortgage payable, bank (C)                 174,299           186,299
         Note payable (D)                           199,594           319,594
         Capital lease obligations
         (Note 4)                                   226,081           245,170
         Installment notes (E)                      420,977            59,845
                                                 ----------        ----------
                                                  4,598,215         5,257,038
         Less current maturities                  1,080,000           956,365
                                                 ----------        ----------
                                                 $3,518,215        $4,300,673
                                                 ==========        ==========

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  LONG-TERM DEBT AND OTHER OBLIGATIONS, Continued

          Aggregate annual maturities of long-term debt and other obligations at October 2, 1993 are as follows: $1,080,000 in 1994, $983,029 in 1995,
    $693,528 in 1996, $1,071,059 in 1997, $131,610 in 1998 and $638,989
    thereafter.

    (A) Due June, 1997; payable approximately $40,000 monthly plus interest at prime plus 1 1/2% (7.5% currently); collateralized by accounts receivable, inventories, equipment, intangibles and an insurance policy on the life of a stockholder in the face amount of not less than $1,000,000.

    (B) Due by various dates from December, 1993 through February, 2003, payable approximately $30,000 monthly through February, 1996 and then approximately $10,000 monthly through February, 2003 including interest at 8 1/2%, collateralized by vehicles and secondary liens on accounts receivable and inventories to the extent these assets are not collateral for item (A).

    (C) Due November, 2002, payable approximately $2,300 monthly, including interest at prime plus 1% (8.75% currently) and collateralized by real estate.

    (D) Due February, 1998, payable $8,000 monthly, noninterest-bearing, imputed at 8.5%, personally guaranteed by officers and stockholders.

    (E) Various installment notes with interest rates ranging from 6% to 13% and total monthly installments ranging from approximately $19,000 in 1994 to $750 in 1998, collateralized by vehicles and equipment.

          At October 2, 1993 and October 3, 1992, the unamortized debt discount on certain obligations was $495,768 and $672,577, respectively. Included in interest expense is the amortization of debt discount of $92,448 and $96,922 during fiscal 1993 and 1992, respectively.

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  LEASES

    OPERATING - During 1993, the Company assigned its option to purchase a warehouse facility to a shareholder which was exercised by such shareholder prior to year end. The purchase price approximated $1.1 million and the mortgage note is guaranteed by the Company. The Company also holds a second mortgage on the property in the event of default. The Company signed a 7-year lease with the related party providing for payments of $13,500 per month.

          The Company also leases tractors on a daily or monthly basis. The leases require that the Company pay all repair costs associated with these vehicles.

          Total rent expense during 1993 was $242,348 and $191,415 during 1992. Related party rental expense as discussed above totalled $54,000 during 1993.

          Future lease payments under noncancellable operating leases (including related parties) are as follows:


            1994          $349,358
            1995           325,826
            1996           300,464
            1997           279,372
            1998           216,623
            Thereafter     270,000

    CAPITAL - Capital leases included in long-term debt (Note 3), are leases covering office and warehouse facilities, which expire in 2001.

          Property, plant and equipment includes the following property under capital leases:

              Land                          $  28,000
              Buildings                       378,693
                                             --------

                                              406,693

              Less accumulated
               amortization                   (62,098)
                                             --------

                                            $ 344,595
                                             ========

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    LEASES, Continued

          Future minimum lease payments as of October 2, 1993, were:

          1994                        $ 34,956
          1995                          34,956
          1996                          34,956
          1997                          34,956
          1998                          34,956
          Later years                  113,607
                                      --------

          Future minimum lease
           payments                    288,387
          Less amount representing
           interest                    (62,306)
                                      --------

          Present value of future
           minimum lease payments      226,081
          Less current maturities      (22,682)
                                      --------

          Noncurrent portion          $203,399
                                      ========

5.  INCOME TAXES

          Prior to October 3, 1992, the Company and its affiliates filed separate federal and state income tax returns. The Company currently files a consolidated return. The Company's income tax provision consists of the following:

                                   1993      1992
                                 --------  --------

       Current provision         $375,026  $192,360
       Deferred tax provision     213,546   107,174
                                 --------  --------

       Total                     $588,572  $299,534
                                 ========  ========

6.  PROFIT-SHARING PLAN

          The Company has a profit-sharing plan covering substantially all employees. The Company's contributions to the plan are determined annually by the Board of Directors. Contributions are limited to 15% of total compensation paid participants during the plan year. Participants vest over a period from three to seven years of service. The Company contributed $67,503 to the Plan during fiscal 1993 and $149,325 during fiscal 1992.

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.  DEFERRED COMPENSATION AGREEMENTS

          The Company has deferred compensation agreements with its officers and certain key employees providing additional compensation upon death, disability or retirement. Contributions to the plan are made at the discretion of management. If the Company ceases operations, the employees interest would vest immediately. The Company made contributions of approximately $102,000 during 1993 and $71,000 during 1992.

8.    INTANGIBLE ASSETS

          Intangible assets consist of the following:


                                           October 2,     October 3,
                                              1993           1992
                                         --------------  ------------

   Covenant not-to-compete                 $ 2,803,264   $ 2,803,264
   Excess cost over fair value of net
    assets acquired                            214,472       214,472
   Government registrations                    278,205       240,000
   Other                                        99,236        98,556
                                           -----------   -----------

                                             3,395,177     3,356,292

   Less accumulated amortization            (2,864,280)   (2,422,479)
                                           -----------   -----------

                                           $   530,897   $   933,813
                                           ===========   ===========

9. CONTINGENCIES

          During the months of July through September 1992, the Company allowed certain wastewater from its operations to be dumped on its parking lot. The Company is in direct communication with all appropriate authorities and is engaged in expedited testing and remediation. The Company presently projects approximately $5,000 to $75,000 in future costs, for which it may become liable, relating to this matter.

                               MIKJAN CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. FUTURE ACCOUNTING PRONOUNCEMENTS

          The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"): "Accounting for Income Taxes" which is effective for fiscal years beginning after December 15, 1992. SFAS No. 109 requires that deferred tax liabilities and assets be recognized for any difference between the tax basis of assets and liabilities and their financial reporting amounts measured by using presently enacted tax laws and rates. The Company has not yet determined the impact of the adoption of SFAS No. 109.

                               MIKJAN CORPORATION

                  Unaudited Consolidated Financial Statements
                         as of and for the period ended
                                 June 30, 1994

                               MIKJAN CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEET
                           (In thousands of dollars)


                                              June 30,
                                                1994     October 2,
                                            (Unaudited)    1993
                                            -----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents                    $   60      $   87
  Accounts receivable, net                      2,427       2,288
  Inventories                                   3,195       3,144
  Other                                           115         117
                                               ------      ------
          Total current assets                  5,797       5,636

Property, plant and equipment, net              2,323       1,906
Intangible assets                                 534         531
Other assets and deferred charges                 177         177
                                               ------      ------

                    Total assets               $8,831      $8,250
                                               ======      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Current portion of long-term debt            $  946      $1,080
  Accounts payable and accrued liabilities      3,351       2,760
  Accrued and deferred income taxes               171         418
                                               ------      ------
          Total current liabilities             4,468       4,258

Long-term debt                                  3,044       3,518

Stockholders' equity:
   Common Stock, $1 par value
          500 shares issued                         1           1
   Retained earnings                            1,318         473
                                               ------      ------

          Total stockholders' equity            1,319         474
                                               ------      ------

                Total liabilities and
                stockholders' equity           $8,831      $8,250
                                               ======      ======

                  The accompanying notes are an integral part
              of the consolidated condensed financial statements.

                               MIKJAN CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)
                                 (In thousands)



                                      Three Months Ended     Nine Months Ended
                                            June 30,              June 30,
                                      -------------------    ------------------
                                        1994        1993       1994      1993
                                      -------      ------    -------    -------

Total revenue                          $6,463       $5,879    $19,496    $19,555

   Cost of sales                        5,422        4,920     16,537     16,468
                                       ------       ------    -------    -------

Gross profit                            1,041          959      2,959      3,087

   Selling, general and
     administrative expenses              519          635      1,455      1,726
                                       ------       ------    -------    -------

Operating income                          522          324      1,504      1,361

   Interest expense                      (103)         (94)      (226)      (191)

   Other, net                               1           26          1         47
                                       ------       ------    -------    -------

Income before provision
 for income taxes                         420          256      1,279      1,217

   Provision for income taxes             138          108        434        487
                                       ------       ------    -------    -------

Net income                             $  282       $  148    $   845    $   730
                                       ======       ======    =======    =======

                  The accompanying notes are an integral part
              of the consolidated condensed financial statements.

                               MIKJAN CORPORATION
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                           (In thousands of dollars)
                                  (Unaudited)

                                                 Nine Months Ended
                                                      June 30,
                                                 -----------------
                                                  1994       1993
                                                 ------    -------
Operating Activities:

  Net income                                     $  845    $  730

Adjustments to reconcile net
   income to net cash provided
   by operating activities, principally
   depreciation and amortization                    324       588

  Changes in assets and liabilities,
   net of effects from business
   acquisition:

     (Increase) Decrease in accounts receivable    (139)      558
     (Increase) in inventory                        (51)     (299)
     (Decrease)/increase in accounts
       payable and accrued expenses                 344      (424)
     Other                                         (124)      (23)
                                                 -------    ------

       Net cash provided by
         operating activities                      1,199     1,130
                                                 -------    ------

Investing Activities:

  Capital expenditures, net                         (618)     (647)
                                                 -------    ------
       Net cash used in investing
         activities                                 (618)     (647)
                                                 -------    ------

Financing Activities:

  Reduction of long-term debt                       (608)     (573)
                                                 -------    ------
  Net cash used in
         financing activities                       (608)     (573)
                                                 -------    ------

Decrease in Cash                                     (27)      (90)

Cash and cash equivalents at
  beginning of year                                   87       138
                                                 -------    ------

Cash and cash equivalents at
  end of period                                  $    60    $   48
                                                 =======    ======

                  The accompanying notes are an integral part
              of the consolidated condensed financial statements.

                               MIKJAN CORPORATION
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)
                           (In thousands of dollars)



1.   General
     -------

  The accompanying consolidated condensed financial statements include all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the results for the periods presented. These financial statements should be read in conjunction with the financial statements of Mikjan Corporation for the years ended October 2, 1993 and October 3, 1992 included as an exhibit to the Form 8K. The reported results for the nine month period ended June 30, 1994 are not necessarily indicative of the results to be expected for the full year.


A.L. LABORATORIES, INC.
PRO-FORMA COMBINED BALANCE SHEET
FOR THE PERIOD ENDED JUNE 30, 1994
(In thousands of dollars)


                                                              A.L.
                                                          LABORATORIES     MIKJAN     PRO FORMA              PRO FORMA
                                                           HISTORICAL   CORPORATION  ADJUSTMENTS              COMBINED
                                                          ------------  -----------  -----------             ---------
ASSETS
   Current assets:
       Cash and cash equivalents                          $     6,676   $      60                          $     6,736
       Accounts receivable, net                                77,312       2,427          (127)  (A)           79,612
       Inventories                                             82,053       3,195                               85,248
       Prepaid expenses and other current assets                6,956         115          (550)  (B)            6,521
                                                          -----------   ---------     ---------            -----------
          Total current assets                                172,997       5,797          (677)               178,117


   Property, plant and equipment, net                         133,707       2,323         1,000   (C)          137,030
   Intangible assets, net                                     113,731         534         6,280   (C)          120,545
   Other assets and deferred charges                           12,242         177        (1,507)  (B)           10,912
                                                          -----------   ---------     ---------            -----------
              Total assets                                $   432,677   $   8,831     $   5,096            $   446,604
                                                          ===========   =========     =========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
       Current portion of long-term debt                  $     9,560   $     946         ($550)  (B)      $     9,956
       Short-term debt                                         61,365           0         7,719   (C)           69,084
       Accounts payable and accrued expenses                   54,255       3,351           373   (A),(C)       57,979
       Accrued and  deferred income taxes                       4,090         171                                4,261
                                                          -----------   ---------     ---------            -----------
         Total current liabilities                            129,270       4,468         7,542                141,280

   Long-term debt                                              77,842       3,044        (1,507)  (B)           79,379
   Deferred income taxes                                       23,797           0           380   (C)           24,177
   Other non-current liabilities                                9,798           0                                9,798


   Stockholders' equity                                       191,970       1,319        (1,319)  (C)          191,970
                                                          -----------   ---------     ---------            -----------


              Total liabilities and stockholders' equity  $   432,677   $   8,831     $   5,096            $   446,604
                                                          ===========   =========     =========            ===========


A.L. LABORATORIES, INC.
PRO-FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
(In thousands, except per share data)
                                                              A.L.
                                                          LABORATORIES     MIKJAN     PRO FORMA                      PRO FORMA
                                                           HISTORICAL   CORPORATION  ADJUSTMENTS                      COMBINED
                                                          ------------  -----------  -----------                    -----------
Total revenue                                             $    338,230   $   25,907  $   (1,568)  (D)               $   362,569

    Cost of sales                                              207,573       21,762      (3,963)  (D),(H)               225,372
                                                          ------------   ----------  ----------                     -----------
Gross profit                                                   130,657        4,145       2,395                         137,197

    Selling, general and administrative expenses               109,733        2,292       2,809   (D),(F),(H)           114,834
                                                          ------------   ----------  ----------                     -----------
Operating income                                                20,924        1,853        (414)                         22,363

   Interest expense                                             (6,598)        (297)       (292)  (E),(G)                (7,187)

   Other income (expense), net                                     498           49        (188)  (E)                       359
                                                          ------------   ----------  ----------                     -----------
Income before provision for income taxes                        14,824        1,605        (894)                         15,535

    Provision for income taxes                                   6,203          589        (220)  (F), (G)                6,572
                                                          ------------   ----------  ----------                     -----------
Net income                                                $      8,621    $   1,016  $     (674)                    $     8,963
                                                          ============    =========  ==========                     ===========

Average common shares outstanding:
  Primary                                                       21,510                                                   21,510
  Fully diluted                                                 21,581                                                   21,581

Earnings per share:
  Primary                                                 $       0.40                                              $      0.42
  Fully diluted                                           $       0.40                                              $      0.42


A.L. LABORATORIES, INC.
PRO-FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 1994
(In thousands, except per share data)
                                                              A.L.
                                                          LABORATORIES     MIKJAN     PRO FORMA                   PRO FORMA
                                                           HISTORICAL   CORPORATION  ADJUSTMENTS                   COMBINED
                                                          ------------  -----------  -----------                 -----------
Total revenue                                             $    185,370  $    13,033  $      (771)  (D)           $   197,632

   Cost of sales                                               114,591       11,115       (1,951)  (D),(H)           123,755
                                                          ------------  -----------  -----------                 -----------
Gross profit                                                    70,779        1,918        1,180                      73,877

   Selling, general and administrative expenses                 59,018          936        1,387   (D),(F),(H)        61,341
                                                          ------------  -----------  -----------                 -----------
Operating income                                                11,761          982         (207)                     12,536

   Interest expense                                             (3,666)        (123)        (175)  (E),(G)            (3,964)

   Other income (expense), net                                     (64)           0          (85)  (E)                  (149)
                                                          ------------  -----------  -----------                 -----------
Income before provision for income taxes                         8,031          859         (467)                      8,423

   Provision for income taxes                                    3,204          295         (118)  (F),(G)             3,381
                                                          ------------  -----------  -----------                 -----------
Net income                                                $      4,827  $       564  $      (349)                $     5,042
                                                          ============  ===========  ===========                 ===========

Average common shares outstanding:
   Primary                                                      21,554                                                21,554
   Fully diluted                                                21,590                                                21,590

Earnings per share:
   Primary                                                $       0.22                                           $      0.23
   Fully diluted                                          $       0.22                                           $      0.23

                            A.L. LABORATORIES, INC.
                     Notes to Unaudited Pro Forma Condensed
                         Combined Financial Statements
                           (In thousands of dollars)


1.  Basis of Presentation
    ---------------------

  The unaudited pro forma condensed combined financial statements (pro forma financials) are presented for illustrative purposes only, giving effect to the acquisition, as described and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the combination occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

  On July 21, 1994, the Company acquired the stock of the Mikjan Corporation (hereinafter referred to as "Wade Jones Company" or "Wade Jones".) The Wade Jones Company is a major distributor of Poultry Animal Health products with headquarters in Lowell, Arkansas and five other facilities. In addition, Wade Jones manufactures and blends certain Animal Health products. The purchase agreement required a purchase price of approximately $8,200 and provides for contingent payments based on certain product approvals.

  The acquisition will be accounted for in accordance with the purchase method. The accompanying unaudited pro forma condensed combined financial statements reflect the acquisition as if it occurred as of the beginning of the periods presented for the income statements and as of June 30, 1994 for the balance sheet presented. The Wade Jones Company presently has a fiscal year which ends on the Saturday closest to September 30. Accordingly, the pro forma financials consolidate the results of operations for the fiscal year ended October 2, 1993 with the Company's year ended December 31, 1993 and the results of operations for the period October 3, 1993 to March 31, 1994 with the Company's six month results of operations as of June 30, 1994.

  For the pro forma balance sheet the unaudited Wade Jones balance sheet dated June 30, 1994 has been consolidated with the balance sheet of the Company dated June 30, 1994.

  The actual results of Wade Jones will be consolidated with the Company from the date of acquisition.

  The pro forma balance sheet includes a preliminary allocation of the purchase price which will be adjusted during the allocation period based on a detail review of the assets and liabilities acquired.

Transactions between the Company and Wade Jones Company
- - -------------------------------------------------------

  The Company and Wade Jones Company have engaged in a number of transactions during prior years including Wade Jones distributing the Company's primary Animal Health products to the poultry industry and blending certain of the Company's products.

  In addition the Company has provided financing to the Wade Jones Company at market interest rates.

  In preparing the pro forma financials these transactions are designated intercompany and eliminated.

Pro Forma Adjustments Balance Sheet June 30, 1994
- - -------------------------------------------------

  The unaudited pro forma balance sheet gives effect to the acquisition as if it had been consummated on June 30, 1994.

  (A)  To eliminate intercompany payables and receivables of  $127.

  (B)  To eliminate intercompany loan of $2,057.  (Current portion $550.)

(C) To record the purchase of Wade Jones and record a preliminary estimated purchase price allocation:

       Purchase price:                                    Recorded as
                                                          -----------

       Paid in cash                              $7,719   Short term debt
        Hold back amounts                           500   Accounts payable
                                                 ------
                                                  8,219
        Wade Jones equity @ 6/30/94               1,319
                                                 ------

        Amount to be allocated                   $6,900
                                                 ======

       Allocated as follows:

        Property, plant & equipment              $1,000
        Deferred tax                               (380)
        Intangible assets/excess
         of cost over net book value              6,280
                                                 ------
                                                 $6,900
                                                 ======

     Pro forma adjustments - Income statements for the year ended December 31,
     -------------------------------------------------------------------------
1993 and six months ended June 30, 1994.
- - ----------------------------------------

     The unaudited pro forma income statements assume the purchase as of the beginning of each period presented. The adjustments are as follows:

                                                  December   June 30
                                                  31, 1993      1994
                                                  --------   -------
(D)    Sales                                        (1,568)     (771)
       Cost of sales                                (1,163)     (551)
       SG&A                                           (405)     (220)
       To eliminate intercompany transactions.

(E)    Interest income                                (188)      (85)
       Interest expense                                188        85
       To eliminate interest income
       to A.L. and expense to Wade Jones

(F)    Depreciation expense                            100        50
       Tax benefit @ 38%                               (38)      (19)
       Amortization of intangibles                     314       157
       To record depreciation on an
       estimated fixed asset write up
       based on a 10 year life.
       To record amortization of intangibles
       based on a 20 year life.
       (Both are included in selling,
       general and administrative expenses.)

(G)    Interest expense
       @ 6.0% 1993                                    (480)
       @ 6.5% 1994                                              (260)
       Tax benefit @ 38%                              (182)      (99)
       To record interest expense on
       assumed average borrowings of $8,000
       and related tax benefit.

       For each 1/4% change in interest rates
       interest expense would increase/decrease by $20.

(H)    Cost of goods sold (reduction)               (2,800)   (1,400)
       Selling general & administrative
       increase                                      2,800     1,400
     To reclassify certain expenses between
     cost of goods sold and SG&A to conform
     Wade Jones classifications to the Company.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1994

                                                     The      Related                               Pro
                                                   Company   Norwegian    Pro Forma                Forma
                                                   Proforma  Businesses  Adjustments              Combined
                                                   --------  ----------  -----------              --------
ASSETS

Current assets:

     Cash and cash equivalents                     $  6,736    $  2,820           --              $  9,556

     Accounts receivable, net                        79,612      15,698      $(2,201)(a)            93,109

     Inventories                                     85,248      11,528       (1,075)(b)            95,701

     Prepaid expenses and other current assets        6,521       1,318           --                 7,839
                                                   --------    --------     --------              --------
       Total current assets                         178,117      31,364       (3,276)              206,205

  Property, plant and equipment, net                137,030      57,402         (250)(b)           194,182

  Intangible assets, net                            120,545      20,659           --               141,204

  Other assets and deferred charges                  10,912       6,321       (1,000)(c)            16,233
                                                   --------    --------     --------              --------
          Total assets                             $446,604    $115,746      $(4,526)             $557,824
                                                   ========    ========     ========              ========
LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:

     Current portion of long-term debt             $  9,956    $  7,254           --              $ 17,210

     Short-term debt                                 69,084         215           --                69,299

     Accounts payable, accrued expenses and
        income taxes                                 62,240      10,955      $(1,978)(a)(b)(c)      71,217
                                                   --------    --------     --------              --------
       Total current liabilities                    141,280      18,424       (1,978)              157,726

  Long-term debt                                     79,379      65,157       25,115(c)            169,651

  Deferred income taxes                              24,177       6,733           --                30,910

  Other non-current liabilities                       9,798       3,466           --                13,264

  Stockholders' equity                              191,970      21,966      (27,663)(d)(e)        186,273
                                                   --------    --------     --------              --------
          Total liabilities and stockholders'
           equity                                  $446,604    $115,746      $(4,526)             $557,824
                                                   ========    ========     ========              ========

  See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                    (in thousands, except per share amounts)

                                                     The       Related
                                                   Company    Norwegian    Pro Forma               Pro Forma
                                                  Proforma   Businesses   Adjustments              Combined
                                                  --------   ----------   -----------              ---------
Total revenue                                     $362,569      $78,467      $(14,022)(a)           $427,014
  Cost of sales                                    225,372       37,890       (12,040)(a)(b)(d)      251,222
                                                  --------   ----------   -----------              ---------
Gross profit                                       137,197       40,577        (1,982)               175,792
  Selling, general and administrative expenses     114,834       31,978        (2,673)(a)            144,139
                                                  --------   ----------   -----------              ---------
Operating income                                    22,363        8,599           691                 31,653
  Interest expense                                  (7,187)      (8,398)           --                (15,585)
  Other income (expense), net                          359        1,382            --                  1,741
                                                  --------   ----------   -----------              ---------
Income before provision for income taxes            15,535        1,583           691                 17,809
  Provision for income taxes                         6,572          575           191 (e)              7,338
                                                  --------   ----------   -----------              ---------
Net income                                           8,963        1,008           500                 10,471
                                                  ========   ==========   ===========              =========
Average common shares outstanding:
  Primary                                           21,510                                            21,510
  Fully diluted                                     21,581                                            21,581
Earnings per share:
  Primary                                            $0.42                                             $0.49
  Fully diluted                                      $0.42                                             $0.49

  See accompanying notes to unaudited pro forma condensed combined financial statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
                    (in thousands, except per share amounts)

                                                    The       Related
                                                  Company    Norwegian     Pro Forma               Pro Forma
                                                  Proforma   Businesses   Adjustments              Combined
                                                  --------   ----------   -----------              ---------
Total revenue                                     $197,632      $41,694       $(8,726)(a)           $230,600
  Cost of sales                                    123,755       19,839        (6,826)(a)(b)(d)      136,768
                                                  --------   ----------   -----------              ---------
Gross profit                                        73,877       21,855        (1,900)                93,832
  Selling, general and administrative expenses      61,341       16,363        (1,550)(a)             76,154
                                                  --------   ----------   -----------              ---------
Operating income                                    12,536        5,492          (350)                17,678
  Interest expense                                  (3,964)      (3,182)           --                 (7,146)
  Other income (expense), net                         (149)         242            --                     93
                                                  --------   ----------   -----------              ---------
Income before provision for income taxes             8,423        2,552          (350)                10,625
  Provision for income taxes                         3,381          773          (102)(e)              4,052
                                                  --------   ----------   -----------              ---------
Net income                                        $  5,042      $ 1,779       $  (248)              $  6,573
                                                  ========   ==========   ===========              =========
Average common shares outstanding:
  Primary                                           21,554                                            21,554
  Fully diluted                                     21,590                                            21,590
Earnings per share:
  Primary                                            $0.23                                             $0.30
  Fully diluted                                      $0.23                                             $0.30

  See accompanying notes to unaudited pro forma condensed combined financial statements.

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                (in thousands, except shares and per share data)

1.  Basis of Presentation

    The unaudited pro forma condensed combined financial statements ("pro forma financials") are presented for illustrative purposes only, giving effect to the planned RNB Acquisition and therefore are not necessarily indicative of the financial position that might have been achieved had the combination occurred as of an earlier date, nor are they necessarily indicative of the financial position which may occur in the future. In accordance with the rules of the Commission, the Company has been required to present pro forma combined income statements of the Company combined with the Mikjan Corporation (the Company combined with the Mikjan Corporation is referred to as the "Company Proforma") and the Related Norwegian Businesses as if a pooling of interests was consummated at the beginning of the earliest period presented. The pro forma results of operations presented are therefore not indicative of the results of
                                              ---
the combined companies that might have been achieved had the combination occurred as of an earlier date nor are they indicative of results which may occur in the future since to effect the RNB Acquisition the cash consideration paid would have resulted in interest expense in each of the periods presented.

    The pro forma financials give effect to the RNB Acquisition as a transfer and exchange between companies under common control. Accordingly, the assets and liabilities of the Related Norwegian Businesses will be combined with the Company Proforma at their historical costs in a manner similar to a pooling-of-interests. Upon restatement of the combined consolidated balance sheet the initial period presented will reflect the addition of the net equity of the Related Norwegian Businesses as of that date as an increase in consolidated equity and the subsequent payment of consideration by the Company for the Related Norwegian Businesses as a reduction in consolidated equity.

    The pro forma financials assume that the New A. L. Oslo shareholders will tender 100% of the New A. L. Oslo shares in the Exchange Offer. If, however, less than 100% but more than 90% of the New A. L. Oslo shares were tendered in the Exchange Offer, the Company does not believe that the cost of acquiring the remaining outstanding New A. L. Oslo shares would significantly affect the pro forma financials.

    Because the Transactions have not been completed and transition plans are not finalized, and the benefits and costs of integrating certain operations cannot be estimated with reasonable assurance, the pro forma combined income statements for the periods exclude the financial impact of benefits expected to be achieved upon combining the resources of the companies and any special charges or other costs to achieve these benefits. As a result of the RNB Acquisition, there may be a restructuring charge taken in the fourth quarter of 1994. Such a charge and its magnitude have yet to be determined. The Company expects to operate as a pharmaceutical and animal health company and will be managed on a global basis through decentralized strategic business units (or divisions) ("SBU's"). It is anticipated that by the end of August 1994 key executives will be named by the Chief Executive Officer of the Company to head the SBU's. Each SBU head will begin a study of their business to determine what actions may be taken to realize potential synergies of the RNB Acquisition and to maximize both the SBU and the Company's global competitive position. Such actions may include rationalization of the combined businesses. At the conclusion of these studies, the head of each SBU working with the Chief Executive Officer of the Company will make appropriate recommendations to the Company's Board of Directors. It is anticipated that the Company's Board of Directors will decide on recommended actions by December 31, 1994. Given the timing of this plan, the financial impact of the actions that may be taken as a result of such studies and the related action of the Company's Board of Directors are not estimable at this time. The pro forma income statements for the periods also exclude investment banking, legal, accounting and other transaction expenses, including the expensing of debt issuance costs related to existing debt expected to be refinanced, and tax effects relating to the combination to be incurred and recorded by the Company subsequent to the signing of the Restructuring Agreement in May 1994, estimated to be up to $3,600 after tax. Tax effects of the combination will include the non-deductibility for tax purposes of a majority of the expenses previously incurred or to be incurred to complete the RNB Acquisition.

    The pro forma condensed combined balance sheet as of June 30, 1994 includes, in accordance with the reporting rules of the Commission, the impact of all transactions, whether of a recurring or non-recurring nature, that can be reasonably reflected and should be reflected as of that date. Therefore, current liabilities and long-term debt have been increased by $600 and $2,000, respectively, and other assets and deferred charges have been reduced by $1,000. Such adjustments represent an estimate of the investment banking, legal, accounting and other transaction expenses, including the expensing of debt issuance costs related to existing debt expected to be refinanced, and tax effects relating to the combination expected to be incurred and recorded by the Company subsequent to the signing of the Restructuring Agreement in May 1994 and as a result of the planned refinancing of the existing debt.

2.  Transactions between the Company and the Related Norwegian Businesses

    The Company and the Related Norwegian Businesses have engaged in and will continue to engage in a number of transactions including inventory purchased from the Related Norwegian Businesses, license fees for technology paid to the Related Norwegian Businesses and sales from the Company to the Related Norwegian Businesses.

    As a result, current amounts are generally payable from the Company to the Related Norwegian Businesses for inventory and license fees. When the companies are combined, the profit related to inventory purchased from either party will be deferred or recognized depending on the amount on hand and the change in the amounts from the preceding period.

    Upon consummation of the combination these transactions will be intercompany in nature and will be eliminated in preparing the consolidated accounts. Accordingly, in the preparation of the pro forma financials these transactions are designated as "intercompany" and are eliminated.

3.  Translation of Related Norwegian Businesses Financial Information

    The Related Norwegian Businesses financial information is maintained and translated where applicable into Norwegian kroner. For purposes of the pro forma financials, (a) the balance sheet at June 30, 1994 in Norwegian kroner has been translated into United States dollars at the quarter end rate of NOK 6.9219 to $1.00; and (b) the income statements for the year ended December 31, 1993 and for the six-month period ended June 30, 1994 have been translated by first converting the income statements for each quarter in the period presented using the average exchange rate for such quarter and then aggregating the converted income statements for all of the quarters in such period. The average exchange rates for each of the quarters in the year ended December 31, 1993 and the six months ended June 30, 1994 were as follows:


                                      Average Exchange Rate
                                      ----------------------
                                        1993          1994
                                      --------      --------
            1st Quarter..........      6.8954        7.4070
            2nd Quarter..........      6.8740        7.1239
            3rd Quarter..........      7.2716
            4th Quarter..........      7.3419


 4. Earnings Per Common Share -- Pro Forma

    The pro forma earnings per common share computations are based on historical average common shares outstanding and income from continuing operations as presented on a pro forma basis.

    To reflect the effect of the consideration to be paid, the Company has presented a supplemental computation of earnings per common share with earnings being decreased by imputed interest expense net of taxes based on the proposed cash consideration of $23,115 at a 7% interest rate and has reflected the 3,600,000 Warrants to be issued as part of the Transactions as outstanding (assuming an exercise price of $20) for all periods presented. It should be noted that the impact of the Warrants was either antidilutive or not material for all periods presented.

    Supplemental fully diluted earnings per share for the periods presented is as follows:

                                          Year ended          Six Months
                                       December 31, 1993  ended June 30, 1994
                                       -----------------  -------------------
Earnings per share -- fully diluted..        $.44                $.28



5.  Pro Forma Adjustments -- Balance Sheet at June 30, 1994

    The unaudited pro forma balance sheet gives effect to the RNB Acquisition as if it had been consummated on June 30, 1994. The adjustments are as follows:

    (a) To eliminate intercompany receivable and payable of $2,201.

    (b) To eliminate profit in inventory on intercompany sales of $1,075, profit on intercompany sale of equipment of $250, and the tax effect related thereto of $377.

    (c) To reflect additional long-term debt expected to be incurred by the Company as part of a refinancing in order to pay the Cash Purchase Price pursuant to the Restructuring Agreement, NOK 160,000 ($23,115 at June 30, 1994 exchange rates), and estimated transaction expenses, including the expensing of debt issuance costs related to existing debt expected to be refinanced, of $3,600 after tax. The Company expects to obtain long-term financing to complete the Transactions by the Closing Date. For purposes of the pro forma financials, $2,000 of the $3,600 transaction expenses are assumed to be financed at Closing. The $3,600 of transaction expenses are reflected as a decrease in other assets and deferred charges of $1,000, an increase in accounts payable, accrued expenses and income taxes of $600, and an increase in long-term debt of $2,000.

  (d) To reflect the reduction of stockholders' equity relating to the consideration paid of $29,667 by the Company to the holders of New A. L. Oslo shares to acquire the Related Norwegian Businesses. The reduction of stockholders' equity is offset by the recording of the Warrants as an increase to stockholders' equity. The net effect is a reduction of stockholders' equity of $23,115 (as detailed below).

      Calculation of Consideration Paid:

                                              Entries in Stockholders' Equity
                                             ---------------------------------
                                                         Additional
                             Consideration   Retained     Paid in
                                 Paid        Earnings     Capital      Total
                             -------------   --------    ----------   --------
                                                   (reduction) increase
Cash (NOK 160,000, at
 exchange rate of NOK
   6.9219 to $1.00).........       $23,115         --      $(23,115)  $(23,115)
Warrants (3,600,000 @
 $1.82).....................         6,552    $(6,552)        6,552          0
                             -------------   --------    ----------   --------
                                   $29,667    $(6,552)     $(16,563)  $(23,115)
                                             ========    ==========
Net book value of Related
 Norwegian Businesses.......        21,966                              21,966
                             -------------                            --------
Excess of total
 consideration paid over                    Excess of cash paid over
 net book value of the                       net book value of the
 Related Norwegian                           Related Norwegian
 Businesses................        $ 7,701   Businesses.............. $  1,149
                             =============                            ========

        The actual amount by which the total consideration and cash to be paid will exceed the net book value of the Related Norwegian Businesses at the date the RNB Acquisition is consummated will be determined by the exchange rate in effect on such date and the actual net book value of the Related Norwegian Businesses on such date.

        For purposes of the pro forma financials, the Warrants have been valued at $1.82 each. The $1.82 value is the average of the range ($1.36 to $2.27) determined by the Special Committee's financial advisor, Lehman Brothers, based on the 26-week observed volatility of the Class A Shares assuming up to a 40% discount. Based on different hypothetical assumptions, Lehman Brothers observed additional Black-Scholes Model ranges for valuation of the Warrants of between $.90 and $3.41. The Company chose the average of $1.82 because it was based on actual Class A Share volatility and on generally recognized variations between Black-Scholes theoretical values and actual trading values. A wide range of different valuations is possible depending on the chosen assumptions.

        A. L. Oslo's financial advisor, Bear, Stearns & Co. Inc., had estimated the value of the Warrants to be in a range of $2.93 to $3.30 using the Black-Scholes Model, assuming a $14.00 market price of the Class A Shares and a
4.5 year exercise period for the Warrants. The difference in the Warrant valuation is primarily due to varying assumptions relating to the expected future volatility of the market price of Class A Shares and discounts attributable to marketability.

        Each $.25 change in the value of the Warrants will result in a $900 corresponding change in the consideration to be paid by the Company for the Related Norwegian Businesses. However, the final value attributed to the Warrants for accounting purposes will not result in any change in total
                                      ---
stockholders' equity since the difference in the value will be reflected as a change in the amount of the stockholder's equity reduction related to the RNB Acquisition offset by the change in the increase in equity relating to recording the issuance of the Warrants. The actual value of the Warrants will be determined by the actual performance of the Class A Shares as traded in the public market over the period that the Warrants are outstanding.

  (e) To record the net effect after tax to retained earnings of:


Profit in inventory and intercompany
  equipment sale elimination                      (948)

Transaction expenses including related taxes    (3,600)
                                                ------
                                                (4,548)
                                                ======

6. Pro Forma Adjustments - Income Statements for the Year Ended December 31, 1993 and Six Months Ended June 30, 1994.

     The unaudited pro forma income statements give effect to the RNB Acquisition as if it were a pooling of interests. The adjustments are as follows:

                                        December 31, 1993   June 30, 1994
                                        -----------------   -------------
(a)    To eliminate intercompany
       transactions:

       Sales and other revenues                  $(14,022)        $(8,726)

       Cost of sales                              (11,349)         (7,176)

       Selling, general and
       administrative                              (2,673)         (1,550)

(b)    To record rollover of profit
       in inventory at period end

       Cost of goods sold -
       (reduction) increase                      $   (617)        $   426

(c)    To reverse the intercompany
       profit realized on the sale of
       certain equipment by the
       Related Norwegian Businesses
       to the Company                                  --              --

(d)    To reverse depreciation on the
       equipment purchased from the
       Related Norwegian Businesses              $    (74)        $   (76)

(e)    Estimated tax effect related
       to the cost of goods sold
       adjustment and the profit and
       depreciation related to the
       equipment sales.                          $   (191)        $   102

     As previously disclosed the unaudited pro forma income statements do not include an adjustment for interest expense related to the cash consideration to be paid by the Company to the shareholders of New A. L. Oslo. Assuming cash consideration of $23,115 and an interest rate of 7%, interest expense after tax would have decreased net income by approximately $1,000 in 1993 and $500 for the six months ended June 30, 1994.

                                 EXHIBIT INDEX

 Exhibit No.                Document               Page
- - ------------   ---------------------------------   ----
2.1            Stock Purchase Agreement, dated      *
               as of July 20, 1994, by and among
               Mikjan Corporation, Wade Jones
               Company, Inc., Mick Wagner, Jan
               Powell, the Mick Wagner
               Charitable Remainder Unitrust,
               the Jan Powell Charitable
               Remainder Unitrust, A.L.
               Laboratories, Inc. and G.F.
               Reilly, Inc. (with respect to
               Section 9.12 thereof only).

99.1           Press Release, dated July 21,        *
               1994 (A.L. Laboratories, Inc.).

99.2           Press Release, dated July 21,        *
               1994 (A.L. Laboratories, Inc. -
               Animal Health Division).

- - ------------
* Previously filed in the Company's Current Report on Form 8-K dated August 4, 1994.